Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

Evergreen Florida Municipal Money Market Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	321,492	        0.01		5,580,318	1.00
Class S	5,912,100	0.01		261,243,517	1.00
Class I	102,332	        0.02		87,447		1.00